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            COLLABORATION AGREEMENT AND WORLDWIDE EXCLUSIVE LICENSE

    AGREEMENT dated March 22, 1994, by and between Alamar Biosciences, Inc., a California corporation with offices at 4110 North Freeway Boulevard, Sacramento, California 95834 ("Alamar"), and G&G Dispensing, Inc., a Maryland corporation with offices at 1005 York Lane, Annapolis, Maryland 21403 ("G&G").

    WHEREAS, the parties wish to develop, license, manufacture and market the G&G invention for liquid transfer for the specific application of microorganism identification and minimum inhibitory concentration susceptibility ("ID/MIC") testing in a microwell format regardless of number of wells, columns, rows or volume of the fluid dispensed; and

    WHEREAS, Alamar wishes to secure the worldwide exclusive rights to make, have made, use and sell the Product and G&G wishes to grant a license to Alamar to do so, on the terms and conditions set forth herein;

    NOW, THEREFORE, the parties hereby agree as follows:


1.  DEFINITIONS

    The following words or phrases shall, in this Agreement, have the meanings indicated below:

    1.1 "Actuator" shall mean a device which is used with the Disposable to create and discharge a vacuum.

    1.2 "Affiliate" of a party shall mean a corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of such corporation or other business entity.

    1.2a "Alamar Application" shall mean the specific application of microorganism ID/MIC testing in a microwell format regardless of number of wells, columns, rows or volume of the fluid dispensed and shall include an Actuator and one or more Disposables (defined below).

    1.3   "Disposable" shall mean a disposable pipettor device.


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    1.4   "First Commercial Sale" shall mean the date on which Alamar first transfers title of a Product to a party that is not an Affiliate of Alamar for monetary or some value equivalent (E.G., a barter arrangement) consideration.

    1.5 "G&G Technology" shall mean proprietary or confidential technology, know-how, trade secrets, data and results, currently existing and owned by G&G or developed pursuant to this Agreement and becoming the property of G&G pursuant to Section 3.1 of this Agreement, in each case necessary or appropriate for the development of the Product.

    1.6 "G&G Patent Rights" shall mean all patent applications and patents, whether United States or foreign, now or hereafter during the term of this Agreement owned or controlled by G&G and any continuations-in-part, divisions, reissues, extensions and foreign counterparts of any such patent applications or patents, which Alamar would infringe by making, having made, using or selling the Product unless licensed by this Agreement.

    1.7 "Person" shall mean an individual, a corporation, a partnership, an unincorporated association, a joint-stock company, a trust or a government or political subdivision thereof.

    1.8 "Phase I" shall mean when the parties have reached Agreement on a design concept and specifications for the Product and so indicate in a writing, an example of which is attached as Exhibit A.

    1.9 "Phase II" shall mean when the parties have reached agreement on a prototype design for the Actuator and Disposable and so indicate in a writing, an example of which is attached as Exhibit A.

    1.10 "Phase III" shall mean when the parties agree that the tooling is approved for production of the Disposable and a functional Actuator that meets specifications is delivered and so indicate in a writing, an example of which is attached as Exhibit A.

    1.11 "Phase IV" shall mean the period from the end of Phase III to and including the date of the First Commercial Sale of the Product.

    1.12 "Product" shall mean the G&G invention for liquid transfer for the Alamar Application.

    1.13 "Quarter" shall mean the calendar quarters (3-month periods) commencing January 1st, April 1st, July 1st and October 1st, respectively.


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2.  COLLABORATIVE EFFORT AND OWNERSHIP OF TECHNOLOGY

    2.1 OVERALL JOINT EFFORT. Alamar and G&G agree to collaborate on the development of the Product. The parties shall be under no obligation to perform specific duties other than those set forth below; however, each party agrees to provide advice and information to the other to the extent reasonably requested and reasonably appropriate to the development of the Product.

    2.2 DUTIES OF G&G. G&G shall be responsible for (i) the concept, final design and prototype of the Actuator and (ii) the concept and final design of the Disposable. Part of G&G's costs in this effort will be paid for by Alamar in accordance with Section 5.2 below. G&G shall inform Alamar at regular intervals, and at such times as may be reasonably requested by Alamar, of G&G's progress in accomplishing the tasks set forth in this Section 2.2. If G&G is unable to accomplish Phase I, Phase II and Phase III by nine months from the date of execution of this Agreement, Alamar may, at its option, perform these functions as well. If Alamar decides to do so then it will notify G&G of its decision and from that day forward Alamar's out-of-pocket expenses for accomplishing what G&G has not been able to accomplish of Phase I, Phase II and Phase III will be credited against any future royalties that Alamar may owe to G&G under this Agreement.

    2.3 DUTIES OF ALAMAR. Alamar will be responsible for the production tooling of the Disposable for the Alamar Application. Once the final design is available Alamar will seek one or two additional quotations for the production of the Disposable. Alamar shall be responsible for the production tooling of the Actuator for the Alamar Application.

    2.4 OWNERSHIP OF TECHNOLOGY EMBODIED IN PRODUCT. Except as otherwise provided below in this paragraph, all technology developed during the course of the parties' collaboration under this Agreement (whether developed solely by G&G, solely by Alamar or jointly) relating to the Actuator, Disposable or the Product shall automatically, and without further action of the parties, become and be the sole property of G&G and become G&G Technology or G&G Patent Rights, PROVIDED, HOWEVER, that any information or technology discovered or developed during the course of the parties collaboration under this Agreement relating to Alamar's proprietary technology for microorganism ID/MIC testing in a microwell format shall automatically, and without further action of the parties, become and be the sole property of Alamar. The parties will, to the extent necessary or appropriate, execute all documents and otherwise cooperate with each other to perfect the respective parties' interests in the results of the collaboration.

    2.5 IMPROVEMENTS AND MODIFICATIONS. Any inventions, modifications, discoveries, and developments, whether or not patentable (collectively, the "Improvements"), developed or


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acquired by G&G from whatever source, relating to the Actuator or the Disposable as used in the Product, shall become part of the G&G Technology or the G&G
Patent Rights and shall be automatically licensed to Alamar hereunder. G&G shall promptly notify Alamar of the development or acquisition of any Improvements.

    2.6 ALAMAR TECHNOLOGY. G&G shall promptly notify and transfer to Alamar any inventions or discoveries that may be acquired or learned by G&G during the course of the collaboration under this Agreement relating to Alamar's proprietary technology.

    2.7 ALAMAR GRANT-BACKS. In the event Alamar develops or acquires from whatever source any Improvements relating to the Actuator or the Disposable, any such Improvements shall automatically become property of G&G and, to the extent such falls within the definition of G&G Technology or G&G Patent Rights, part of the technology licensed to Alamar hereunder. Alamar shall promptly notify G&G of the acquisition or development of any Improvements and the parties shall execute documents and otherwise cooperate as may be necessary or appropriate to effect the transfer and/or license of any Improvements hereunder.

    2.8 G&G TECHNOLOGY. Alamar shall promptly notify and transfer to G&G any inventions or discoveries that may be acquired or learned by Alamar during the course of the collaboration under this Agreement relating to G&G's proprietary technology.

    2.9 FURNISHING G&G TECHNOLOGY AND G&G PATENT RIGHTS. G&G shall furnish to Alamar all G&G Technology and G&G Patent Rights licensed hereunder in the form and at the times as reasonably requested by Alamar.


3.  LICENSE

    G&G hereby grants and Alamar accepts a worldwide exclusive license, to G&G Technology and G&G Patent Rights, to make, use and sell the Actuator and the Disposable solely as part of the Product and solely for the Alamar Application, subject to Section 5.3(b) below. Alamar will use its best efforts to market and sell the Product worldwide. G&G shall have and retain the rights to all other applications and uses of the Actuator or the Disposable and any other G&G inventions for liquid (or other) transfer.


4.  MANUFACTURE OF DISPOSABLE, SUPPLY OF ACTUATOR AND OTHER OBLIGATIONS

    4.1 MANUFACTURER OF THE DISPOSABLE. G&G and Alamar will agree on a common manufacturer(s) of the Disposable to take advantage of the knowledge gained and to lower the cost of the Disposable for all uses of the Disposable, whether licensed


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hereunder or not.  As long as it makes commercial sense for G&G to do so, G&G will use the same manufacturer for the Disposable as Alamar. In the event the parties are unable to agree, the parties may use different manufacturers.

    4.2 ALAMAR SUPPLY OBLIGATION. Should G&G (or a third party designated by G&G) wish to purchase the Actuator from Alamar for use of the Actuator in applications other than that licensed to Alamar, Alamar agrees to use its best efforts to manufacture and sell the Actuator to G&G or such third party, PROVIDED, HOWEVER, that Alamar shall be under no obligation to (i) manufacture Actuators that differ from the Actuator as used in the Product, or (ii) supply Actuator's to G&G or any third party in quantities that exceed Alamar's manufacturing capacity or that would result in an inability of Alamar to satisfy demand for the Product. In the event that G&G (or its designated third party) requests Alamar to manufacture and deliver any Actuator that differs from the Actuator as used in the Product, Alamar may require, as a prerequisite to such manufacture and delivery, that G&G or its designated third party pay for any and all retooling costs that may be associated with manufacture of a different Actuator. At that time, G&G and Alamar will negotiate Alamar's selling price of the Actuator to G&G or the designated third party, provided, however, that such selling price of the Actuator will be no more than twenty-five percent (25%) above Alamar's cost of production of the Actuator.

    4.3 REGULATORY APPROVALS. Alamar shall be responsible for obtaining all regulatory or other governmental approvals or permissions for the manufacture and marketing of the Product and Alamar agrees to use its best efforts to do so. G&G agrees to assist Alamar and provide Alamar with all information reasonably requested by Alamar to secure any such clearances, approvals or permissions, including, without limitation, information relating to the research and development of the Actuator, the Disposable and the Product.


5.  FEES AND ROYALTIES

    5.1 PAYMENT UPON EXECUTION OF AGREEMENT. Upon the execution of this Agreement, Alamar will pay G&G the non-refundable sum of U.S. $25,000 by check sent via overnight delivery service to G&G's address as set forth in Section 14 of this Agreement or wire transfer in accordance with the G&G wire transfer instructions as provided to Alamar in writing by G&G.

    5.2 MONTHLY PAYMENT TO G&G FOR DEVELOPMENT EFFORTS. Until both Phase I, Phase II and Phase III are completed, Alamar will pay to G&G as part compensation for its activities in accordance with Section 2.2 above the non-refundable sum of $2,000 per month in advance retroactive to January 17, 1994 with the first $6,000 due


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upon signing of this Agreement and each subsequent $2,000 due the 17th day of every month (or if the 17th is not a business day, then the first business day after the 17th); provided, however, that such payments of $2,000 per month shall terminate if Alamar elects to perform Phase I, Phase II and Phase III as provided in Section 2.2 hereof. In addition, Alamar will pay for all of G&G's reasonable and related travel expenses (any such expense in excess of $50 G&G will discuss with Alamar before spending).

    5.3   MINIMUM ANNUAL ROYALTIES.

          (a) AMOUNT. Alamar shall pay to G&G a non-refundable minimum annual royalty for each twelve month period beginning July 1 and ending June 30 as follows:

               i.     First twelve month period (beginning July 1, 1994):
                      $25,000 (not including the amount paid upon execution of this Agreement pursuant to Section 5.1 hereof.)
               ii.    Second and Third twelve month periods: $50,000;
               iii.   Fourth and Fifth twelve month periods: $75,000;
               iv. Sixth twelve month period and each additional twelve month period through the length of this Agreement as defined in Section 12.1 below: $100,000

          (b) NON-EXCLUSIVITY UNDER CERTAIN CIRCUMSTANCES. If in the ninth year of this Agreement (beginning July 1, 2002) or in any year thereafter Alamar does not pay G&G at least $200,000 in royalties then the license granted under this Agreement will automatically become non-exclusive, with G&G free to license any other party. All other terms and conditions of this Agreement will remain the same through the remainder of the Agreement.

          (c) TIMING AND METHOD OF PAYMENT. Alamar shall pay to G&G on the first day of each quarter, beginning July 1, 1994, twenty five percent (25%) of each year's minimum annual royalty. All payments made under Section 5.3 of this Agreement shall be made and transmitted as described in Section 5.1 hereof.

    5.4 ROYALTIES. Alamar shall make royalty payments to G&G as follows:

          (a)  AMOUNT. Subject to Section 5.4 (b) below,

               i.     U.S. $50.00 for each Actuator sold; and
               ii.    for each Disposable sold
                       [a] five cents ($.05) each for the first one million Disposables sold (1-1,000,000);

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                      [b]  seven and one-half cents ($.075) for each Disposable
                           sold in excess of one million.

For purposes of determining whether the amounts of Disposables referred to above have been achieved, sales of Disposables to a dealer, distributor or direct to the end-user by Alamar, an Affiliate or a sublicensee, shall be aggregated, unless it, an Affiliate or sublicensee is an end-user, in which case such sales shall also be taken into account.

          (b) DEDUCTION OF QUARTERLY PAYMENTS. The quarterly amounts paid by Alamar in accordance with Section 5.3 above shall be, within each twelve month period to which they apply (as set forth in Section 5.3(a) above, credited only against any royalty payments due and payable under Section 5.4(a) above during that same twelve month period.

          (c) ADJUSTMENT UNDER CERTAIN CIRCUMSTANCES. Alamar reserves the right to adjust royalties (the amount of such adjustment to be agreed to by the parties) to G&G if it is necessary and agreed upon by both parties to pay a third party royalties for patents that are held by the third party for products or inventions that are necessary to complete the proprietary technology of the Product and therefore protect the added value of G&G's interest in the device.

          (d)  TIMING AND METHOD OF PAYMENT.

               i.     Amounts due for the royalties payable under this Section
5.4 will be paid quarterly within thirty days after the end of each calendar quarter, commencing with the Quarter in which the First Commercial Sale of a Product occurs. Units used internally for demonstration, evaluations or research and development will not be included in the calculation of royalties. Alamar will pay royalties for all product sales to a dealer, distributor or direct to the end-user by itself, an Affiliate or a sublicensee unless it, an Affiliate or sublicensee is an end-user in which case it will also pay royalties.

               ii. Each Royalty paid hereunder shall be accompanied by a statement which shall set forth the number of Disposables and the number of Actuators sold during that Quarter and the amount prepaid at the beginning of the quarter under Section 5.3 hereof.

               iii. The obligation to pay royalties to G&G under this Agreement is imposed only once with respect to the same Product regardless of the number of claims of G&G Patent Rights or the amount of G&G Technology embodied in such Product.

               iv. There shall be no obligation to pay royalties to G&G under this Agreement on sales or other transfers of Products

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between Alamar and its Affiliates and sublicensees, unless such Affiliates or sublicensees uses same, but in such instances, the obligation to pay Royalties shall arise upon the sale by Alamar or its Affiliates or sublicensees to unrelated third party customers. Payments due under this Section 5 shall be deemed to accrue when either used by Alamar, its Affiliates or sublicensees or sold to a dealer, distributor or end-user by Alamar, an Affiliate or a sublicensee.

               v. All amounts payable to G&G under this Agreement shall be payable in U.S. Dollars and shall be made as described in Section 5.1 of this Agreement.


    5.5   ISSUANCE OF SECURITIES.

          (a) COMMON STOCK. Upon execution of this Agreement, Alamar will issue to G&G a total of $300,000 in Common Stock of Alamar (ALMR), with the number of shares (the "Shares") to be determined at the time of the execution of this Agreement by the price of the ten preceding days weighted average trading. The total number of Shares will be not less than 140,000 or more than 145,000 shares. The Shares shall be issued in accordance with a Securities Purchase Agreement between the parties hereto dated the same date as this Agreement (the "Securities Purchase Agreement") in substantially the form attached hereto as Exhibit B. The Shares will initially be issued without registration under the Securities Act of 1933, but will contain "piggy-back" registration rights and Alamar will in good faith attempt to register the Shares as soon as possible. G&G will be prohibited from trading more than twenty-five percent (25%) of the total shares within any thirty (30) day period; the registration statement covering these shares will be kept effective for at least nine months from the date G&G receives all of the Shares unless G&G has sold all its Shares in a shorter period. The Shares will be held in escrow by Hackmyer & Nordlicht, 645 Fifth Avenue, New York, New York pursuant to an the Escrow Agreement, and given to G&G at the completion as follows:

               i.     Upon completion of Phase I:     20%;
               ii.    Upon completion of Phase II:    40%;
               iii.   Upon completion of Phase III:   20%;
               iv.    Upon completion of Phase IV:  the remainder of the Shares

          (b) WARRANT. Alamar shall issue to G&G a warrant (the "Warrant") to purchase a total of an additional 175,000 shares of Alamar's Common Stock (ALMR) at a per share exercise price of U.S. five dollars (U.S. $5.00). The Warrant shall not be transferrable for two years from the date it is released to G&G and will expire on December 31, 1999. Alamar will in good faith attempt to register the underlying shares as soon as possible after the execution of the Securities Purchase and Escrow Agreement and


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Alamar will register the Warrant if feasible.  The Warrant shall contain such additional terms as are set forth in the Form of Warrant attached as an exhibit to the Securities Purchase Agreement. Upon issuance, the Warrant shall be held in escrow by Hackmyer & Nordlicht pursuant to the terms of the Securities Purchase Agreement until the date on which the Phase IV portion of the Shares are released under Section 5.5(a) above, at which time the Warrant shall also be released to G&G.


6.  VERIFICATION

          For a period of five (5) years from the date when each royalty statement is due hereunder Alamar agrees to keep records in sufficient detail and to allow an independent certified public accounting firm appointed by G&G, and reasonably acceptable to Alamar, to examine its books and records, at G&G's sole expense, during business hours, but not more than twice a year, in order to verify the payments due under this Agreement; provided, however, that such certified public accounting firm shall not disclose any information to G&G except that information which should properly have been contained in such Royalty statement and provided, further, that if such certified public accounting firm is regularly employed by Alamar and can provide such information to G&G in the normal course of its activities for Alamar, it shall do so without charge to G&G and provided, further, that if the accounting firm determines that Alamar has paid to G&G less than it should have, Alamar shall bear the costs of the examination.


7.  CONFIDENTIAL INFORMATION

    7.1 G&G and Alamar agree to work together to develop mutually acceptable procedures to protect each party's confidential information (as defined in Section 7.2 below). Such procedures will include, limiting duplication of confidential documents, restricting dissemination of Confidential Information only to those employees or representatives requiring it for purposes of performing this Agreement, and requiring employees to enter into confidentiality agreements, as the parties normally employ in the protection of their own highly sensitive technical, confidential information.

    7.2 Any information which shall have been or will be communicated in confidence under this Agreement including all information, whether conveyed in writing, orally or through other tangible materials designated by the disclosing party to be confidential (the "Confidential Information") shall be governed by the provisions of this Section:


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          (a)  Each party agrees not to use the Confidential Information disclosed to it for its own benefit except for the purpose of performing its obligations under this Agreement.

          (b) Each party agrees not to disclose the Confidential Information disclosed to it to any third party or to use such Confidential Information for the benefit of any third party without the express written permission of the disclosing party, except that the recipient shall not be prevented from using or disclosing information:

               (i) which recipient can demonstrate by written records was known to the recipient prior to the date of disclosure by the disclosing party, provided such information was not obtained by the recipient through disclosure by a third party receiving such information in confidence from the disclosing party;

               (ii) which is now public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the recipient;

               (iii) which, as can be established by written records, is independently developed by the recipient without benefit of Confidential Information received from the disclosing party;

               (iv) which is disclosed to recipient, after the date of disclosure by the disclosing party by a third party having a right to make such disclosure;

               (v) which is included in any filing or action taken by Alamar to obtain governmental approval to develop, promote, market and sell the Product, provided, however, that when permitted by the provisions of local law, Alamar will take reasonable steps to protect the confidentiality of Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement; or

               (vi) which is required in the judgment of the parties to be disclosed in order to enable Alamar effectively to clinically test or market a Product.

          (c) Each party further agrees to use the same degree of care it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any third party of the Confidential Information.

          (d) Each party agrees that it shall acquire no rights with respect to Confidential Information disclosed to it by the other party, except as expressly set forth in this Agreement.


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          (e)  Each party agrees that the Confidential Information disclosed to it will not be disclosed to any third party or to any employees, officers, directors, consultants, advisors or agents of the recipient except to those employees, officers, directors, consultants, advisors or agents of the recipient who reasonably require such disclosure for purposes of performing the recipient's obligations under this Agreement and who are bound by confidentiality agreements or obligations which are the same as provided in this Section with respect to Confidential Information.

          (f) Upon termination of this Agreement, each party shall return to the other any tangible copies of any Confidential Information provided to it hereunder and any notes taken by employees of such party regarding Confidential Information disclosed to it.

          (g) The confidentiality obligations under the terms of this Agreement shall survive termination hereof, unless such obligations expire by their terms.

          (h) Unless otherwise identified that Confidential Information is owned by a third party, each party acknowledges that all Confidential Information is owned solely by the disclosing party and that unauthorized disclosure or use of such Confidential Information could cause irreparable harm and significant injury that might be difficult to ascertain or for which money is inadequate compensation. Accordingly, each party will be entitled to seek injunctive and other preliminary and equitable relief to enforce this Section 7, in addition to damages and other available remedies.

          (i) Confidential Information relating to the subject matter of this Agreement disclosed prior to the execution hereof shall be governed by the provisions of this Section.


8.  LABELING

    All Products sold shall bear on the label the words, clearly legible to the naked eye, "Manufactured under license from G&G Dispensing, Inc., Arlington, Virginia, U.S.A." or any similar wording as may be agreed to by the parties (and G&G hereby grants Alamar a limited non-exclusive license to use its name solely in this manner and for this purpose), together with either (i) the words
"Patent Pending" or (ii) after a patent shall be issued for the Product, the identification of the patent number.


9.  PATENTING OF INVENTIONS

    The costs of patenting any invention (as well as maintaining existing patents) relating to the Product developed


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either during the collaboration discussed in Section 2 above or at any other time for the United States will be borne by G&G. For all other countries the costs of patenting any invention relating to the Product developed either during the collaboration discussed in Section 2 above or at any other time (including initial filing fees, international application fees and patent issuance fees) will be shared equally by G&G and Alamar. All foreign patent maintenance expenses shall be borne by Alamar; provided, however, that if any other applications are used, manufactured or sold in the same country as Alamar's patent application, G&G will share one-half of the costs of maintaining patents in such countries. The parties will collaborate and freely inform each other on all ongoing or planned patenting activities. Within ten (10) days of the end of each calendar year Alamar shall inform G&G in writing of how much it has spent for patenting and maintenance, country by country.


10. INFRINGEMENT

    10.1 G&G represents to Alamar that G&G owns all G&G technology and G&G Patent Rights as the same exist on the date hereof, and no other Person has any direct or indirect rights in or to, or any liens on, any G&G Technology or G&G Patent Rights, other than as may be granted by this Agreement.

    10.2 G&G does not represent or warrant that any patent included or to be included in the G&G Patent Rights is or will be valid or that the manufacture, use or sale of the Products is not or will not be an infringement of the rights of third parties, except that to G&G's knowledge, patent(s) presently applied for, if any issue, do not infringe on any patent(s) in the United States as of the date of the filing.

    10.3 Each party shall promptly notify the other of any infringement of or challenge to the validity or enforceability of any patent within G&G Patent Rights by a third party or parties, promptly after the notifying party learns of such infringement, and shall provide the other party with any available evidence of such infringement or challenge. In the event either party receives notice that manufacture, use or sale of Product infringes on the rights of any third party because the Product embodies or uses G&G Technology, G&G Patent Rights or any Alamar technology or patent rights, it shall promptly notify the other.

    10.4 Upon notice of infringement or such challenge upon any patent within G&G Patent Rights by a third party or parties, G&G shall at its sole option take reasonable steps to enforce such patent against such infringement or attack, and shall keep Alamar fully informed of the progress of such proceedings. Any such action shall be at G&G expense and any damages recovered by G&G from such action shall belong solely to G&G. Alamar shall, if


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requested and at G&G expense, reasonably assist in the prosecution of such action.


    10.5 In the event that G&G refuses or fails to institute and aggressively prosecute legal proceedings against such infringement or challenge, or to otherwise defend such patent, then Alamar shall have the right to enforce such patent at its sole expense. In such case, any damages recovered by Alamar shall belong to Alamar. G&G shall, if requested and at Alamar's expense, reasonably assist in the prosecution of such action. If Alamar finds it necessary or desirable to join G&G as a party plaintiff, G&G shall execute all papers necessary and perform such other acts as may be reasonably required by Alamar.


11. PRODUCT LIABILITY

    Alamar assumes all risk of damage or injury to persons or property arising out of the clinical testing, manufacture, use or sale of the Products by Alamar, and shall hold harmless and indemnify G&G, except where due to gross negligence or wilful misconduct by G&G, from and against any and all personal injury, property damage, product liability or similar claims, losses and liabilities arising out of Alamar's manufacture, use or sale of the Products, including attorneys fees and other costs of defense, except, with reference to a Product, to the extent that any such damage or injury is clearly attributable to negligence on the part of G&G should G&G manufacture or conduct clinical trials of that Product pursuant to this Agreement.


12. TERM AND TERMINATION

    12.1 TERM. The term of this Agreement shall be the longer of the life of any patent licensed hereunder or ten years from the date of First Commercial Sale of the Product.

    12.2  TERMINATION.

          (a) BY EITHER PARTY. Either party shall have the right to terminate this Agreement forthwith by notice in writing to the other party

               i. if the other party fails to perform or observe any of the material terms hereof on its part to be performed and observed and fails to remedy such breach within thirty (30) days of a notice to remedy the same (such notice giving adequate particulars of the alleged default and of the intention of the party serving the notice to terminate this Agreement under this Section) or, if the breach is one which requires more than thirty (30) days to remedy, the remedying was not commenced promptly and thereafter diligently pursued.

               ii. In the event that Phase IV is not completed on or before eighteen (18) months days from the date of this Agreement.

               iii. In the event that: (1) the other party becomes insolvent or enters in any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (2) there is a dissolution, liquidation or winding-up of the other party's business; or (3) a trustee in bankruptcy of the assets of the other party is appointed and such trustee does not, within thirty (30) days after receipt of written notice from the other party, confirm this Agreement and provide adequate assurance that the terms and conditions hereof shall faithfully be fulfilled.

          (b) BY G&G. If Alamar fails to pay the minimum annual payments or any other payments when due, G&G shall have the right to terminate or render non-exclusive Alamar's rights to the Product and Alamar would, in addition, lose all rights it might have to the technology, and information related to the Product and any improvements to the Product, PROVIDED, HOWEVER, that prior to any such termination, G&G shall notify Alamar of its intent to terminate, and Alamar shall have a period of five (5) days from that date of receipt of notification that it has failed to pay to pay to G&G all amounts then owing under this Agreement. If G&G receives payment in full within the five (5) day period, G&G's right to terminate this Agreement under this paragraph shall terminate as to that specific failure to pay, and provided, further, that, alternatively, if Alamar fails to make any payments hereunder when due and such failure to pay is not cured within the five (5) day period after receipt by Alamar of notice of such failure to pay, G&G may decline to terminate this Agreement and, at its option, convert the license under this Agreement to a non-exclusive license. In such case, all other terms and conditions of this Agreement shall remain in full force and effect.

    12.3 SURVIVAL. The following provisions shall survive any termination of this Agreement: Sections 6, 7, 11 and 16

    12.4 RIGHTS ON TERMINATION. On termination of this Agreement, pursuant to either Section 12.1 or Section 12.2 above, Alamar shall cease and desist from in any way manufacturing, using or selling any product using or containing any G&G Technology or G&G Patent Rights, except

          (a) Alamar shall be allowed to manufacture, use and sell Products for so long as shall be reasonably necessary for Alamar to comply with its then current distribution and/or purchase contracts or purchase orders relating to the Product (provided, however, that Alamar will not be entitled to manufacture, use and sell Products for more than a three (3) month period after termination in such instance), but Alamar shall not enter into any new contracts or purchase orders, or modify any existing contracts or purchase orders, relating to the Product that would result in any increase in Alamar's obligations to deliver Products.

    (b) Alamar shall pay to G&G all royalties due and payable hereunder for any post-termination sales or otherwise.


13. GOVERNING LAW, CONCILIATION AND ARBITRATION

    13.1 This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Maryland of the United States of America regardless of the choice of law principles of New York or any other jurisdiction.

    13.2 in the event that any controversy or claim shall arise under, out of, in connection with, or relating to this Agreement or the breach thereof, the party initiating such controversy or making such claim shall provide to the other party a written notice containing a brief and concise statement of the initiating party's claims, together with relevant facts supporting them. During a period of sixty (60) days, or such longer period as may be mutually agreed upon in writing by the parties, following the date of said notice, the parties shall make good faith efforts to settle the dispute. Such efforts will include, but shall not be limited to, full presentation of both parties' claims and responses, with or without the assistance of counsel, before the President of G&G and the Chief Executive Officer of Alamar, or an equivalent executive if such positions do not exist in the respective companies.

    13.3 In the event that the parties have been unable to reach accord using the procedures in Section 13.2 and only if such is the case, either party may initiate arbitration proceedings. Failure to comply with the provisions of this
Section 13.2 with respect to any controversy or claim shall constitute an absolute bar to the institution of any arbitration proceedings with respect to such controversy or claim.

    13.4 Subject to the provisions of Sections 13.2 and 13.3, any controversy or claim which may arise under, out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by final and binding arbitration in Arlington, Virginia, U.S.A., in accordance with the then existing rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration the rights of the parties shall be determined according to the governing law set forth in Section 13.1. The parties hereto agree that the service of any notice in the course of such arbitration at the respective addresses as provided for in Section 14 below shall be valid and binding.

    13.5 In any arbitration proceeding hereunder, there shall be three (3) arbitrators. Each party shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall, by mutual agreement, appoint a third arbitrator. In the event that any party fails to appoint an arbitrator within one (1) month after the receipt of written notification of the commencement of the arbitration proceeding, such arbitrator shall, at the written request of the party requesting arbitration, be appointed by the then President or presiding officer of the American Arbitration Association in accordance with its then existing rules of appointment. For the purposes of this Agreement, "commencement of the arbitration proceeding" shall mean the date on which a written demand for arbitration is received by the American Arbitration Association. The arbitrators will render a decision within six months of the date when the third arbitrator is appointed, except in the extraordinary situation where rendering such decision within six months would deprive either party of procedural due process. The decision of a majority of the arbitrators shall be final and binding on the parties, each arbitrator having one (1) vote.

    13.6  The intent of the parties is that, except for the remedy provided in
Section 7.2(h) regarding protection of Confidential Information, and the entering of an arbitration order in a court of competent jurisdiction, disputes will be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts.


14. NOTICES

    Any notice required or permitted to be given hereunder shall be in writing and shall be deemed sufficient if sent by registered or certified mail or air express or delivered by hand or via telex or telecopier to the respective party at the address stated below: (with hard copy to follow via U.S. Mail)

    If to G&G:

          G&G Dispensing, Inc.
          1005 York Lane
          Annapolis, Maryland 21403

          Attention:  Jack Goodman, President

          Facsimile No.  (703) 276-1806
    with a copy to

          Ira S. Nordlicht, Esq.
          Hackmyer & Nordlicht
          645 Fifth Avenue
          New York, New York 10022

          Facsimile No. (212) 421-0499

    If to Alamar:

          Alamar Biosciences, Inc.
          4110 Forth Freeway Boulevard
          Sacramento, California 95834

          Attention:  Kenneth D. Miller
                      Chief Executive Officer

          Facsimile No. (916) 567-3987

Any such notice mailed by registered or certified mail or air express or telecopy of facsimile transmission shall be deemed to have been given when mailed, telecopied or faxed, as evidenced by the date on the receipt retained by the sender. Either party may change the address to which notice to it is to be given by notice as provided herein.


15. ASSIGNABILITY

    15.1 This Agreement shall not be assignable without the prior written consent of the other party hereto other than to an entity acquiring all or substantially all of the stock or assets of the assignor by merger, consolidation, purchase or similar transaction. All references to a party in this Agreement shall, to the extent reasonably necessary to carry out the purpose of this Section 15, be considered references to each permitted transferee or assignee of such party.

    15.2 This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of Alamar and G&G, respectively.

16. PRIMARY LIABILITY

    In the event any of the obligations of a party hereto, including the payment of monies due hereunder, are assumed by an Affiliate, the party shall remain bound by such obligations, shall be the primary obligor under this Agreement and shall be the guarantor of performance of such Affiliate. For example, in the case of royalty payments, Alamar shall be the guarantor of payment and not of collection. For example, if an Affiliate refuses to pay G&G royalties, G&G may, without further ado, immediately turn to and receive payment of those royalties from Alamar.

17. EXCUSED NON-PERFORMANCE

    Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by a cause beyond the reasonable control of such party, including, without limitation, act of God, act, regulation or law of any government, war civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbance, epidemic and failure of suppliers, public utilities or common carriers.

18. ENTIRE UNDERSTANDING

    This Agreement, with the Securities Purchase Agreement and the Escrow Agreement and the exhibits hereto and thereto, constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes all previous negotiations, representations, and writings relating thereto. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by the appropriate party or parties hereto.

19. SEVERABILITY

    Should any part of the Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the invalid or unenforceable part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

20. NEWS RELEASE

    Neither G&G nor Alamar will issue any news releases or make any public statements regarding this Agreement without the prior written consent of the other party, provided that Alamar or G&G may, if considered necessary by its counsel to fulfill its legal and accounting obligations, respond to inquiries and make such releases as it considers appropriate if it notifies the other party in advance of the substance of any such response to release and gives the other party reasonable opportunity for prior comment.


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

21. CAPTIONS

    The captions and article headings employed in this Agreement are intended solely for the convenience of the parties and shall in no way affect or influence the meaning or interpretation of any of the provisions hereof.

22. CERTAIN REPRESENTATION.

    G&G represents that it is successor in interest to Imagination Two, Ltd. and that all benefits and obligations of Imagination Two Ltd. as set forth in that certain letter of intent by and between Alamar and Imagination Two Ltd. have been assumed by G&G.


    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                       G&G Dispensing, Inc.



Attest:                                By /s/ Jack Goodman
                                         ----------------------------
                                       Name: Jack Goodman
                                            -------------------------
                                       Title: President
- -----------------------------------          ------------------------


                                       Alamar Biosciences, Inc.



Attest:                                By /s/ Kenneth D. Miller
                                         ----------------------------
                                       Name: Kenneth D. Miller
                                            -------------------------
/s/ Rebecca D. Fields                  Title: CEO
- -----------------------------------          ------------------------


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